Exhibit (d)(n)(A)(6)

AMENDMENT NO. 6 TO

PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT made effective the 1st day of July, 2016, to the Portfolio Management Agreement made May 1, 2008, as amended on June 30, 2008, April 8, 2009, January 1, 2011, October 1, 2012, and April 30, 2013 (collectively, the “Agreement”), by and among J.P. Morgan Investment Management Inc., a Delaware corporation (the “Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager, and Fund (together, the “Parties”) are parties to the Agreement; and

WHEREAS, Pacific Select Fund is currently organized as a Massachusetts business trust;

WHEREAS, Pacific Select Fund will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each series of Pacific Select Fund a Massachusetts business trust (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its Pacific Select Fund predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for Pacific Select Fund (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.         The following is added to the end of the first paragraph of Section 2, titled Portfolio Manager Duties:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to a Segment’s or Portfolio’s custodian, however, the Portfolio Manager shall review on a quarterly basis trades that were executed by a respective Segment’s or Portfolio’s custodian to determine whether the executions received were reasonable and agrees to promptly notify the Investment Adviser if an execution was not, in its reasonable discretion, reasonable. The Portfolio Manager is also authorized, on behalf of a Segment or Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to a Segment’s or Portfolio’s objectives, investment policies and investment restrictions as stated in the Fund’s

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Prospectus and Statement of Additional Information as amended from time to time which shall include any reasonable and customary documentation and the representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures. At the request of the Portfolio Manager, the Investment Adviser will provide representations and warranties to the Portfolio Manager for the Portfolio Manager to rely upon when giving the same representations and warranties in account documentation. The Portfolio Manager is authorized to effect cross transactions between a Segment or Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Fund procedures.    }}

2.           The first sentence of subsection 2(a) is amended by deleting the period at the end of the sentence and adding the following:

“; (10) the applicable provisions of the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto, including performing its obligations under this Agreement as a fiduciary to each Segment or Portfolio; and (11) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Portfolio Manager by the Investment Adviser), or to the Portfolio Manager).

3.         The following is added to the end of subsection 2(e):

“Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting direct loss incurred by the Fund as a direct result of the Portfolio Manager’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.”

4.            Subsection 2(f) is replaced in its entirety with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of a Segment’s or Portfolio’s holdings or other assets of a Segment or Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to) providing the following valuation assistance services to the Fund:

  i.      promptly notifying the Investment Adviser in the event the value of any holding of a Segment or Portfolio does not appear to reflect corporate actions, news, or other

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significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Fund’s valuation policy and procedures or under those policies and procedures of the Portfolio Manager used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

 ii.      verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Fund’s valuation policy and procedures on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii.      designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.      upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by a Segment or Portfolio; and

 v.      maintaining adequate records and written backup information with respect to the valuation assistance services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager has written procedures that address valuation assistance provided to the investment advisers and custodians of the mutual funds it sub-advises. If Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in a Portfolio having a “material pricing error” (as defined in the Funds’ Pricing Error Policy), Portfolio Manager shall be responsible for any resulting direct loss incurred by the Fund as a result of a late reported (or non-reported) Fair Valuation Event.”

5.         Subsection 2(g) is replaced in its entirety with the following:

“will maintain and preserve such records related to a Fund’s transactions as required under the 1940 Act, the Advisers Act, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA). The Portfolio Manager will make available to the Fund and the Investment Adviser promptly upon reasonable advance request, any of the Fund’s investment records and ledgers maintained by the Portfolio Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Fund), as are reasonably necessary to assist the Fund and the Investment Adviser in complying with requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act (including the rules and regulations of the CFTC and

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NFA) as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports specifically related to the Fund in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.”

6.           Subsection 2(k) is replaced in its entirety with the following:

“will be responsible for meeting the Portfolio Manager’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Segment or Portfolio reflecting holdings over which the Portfolio Manager or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G and Form 13F.”

7.           Subsection 2(r) is replaced in its entirety with the following:

“will comply with any Fund policies and procedures applicable to portfolio managers, including the Fund’s policy on selective disclosure of holdings of portfolios of the Fund (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. As such, the Portfolio Manager agrees not to trade on non-public holdings information of the Segment or Portfolio in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. Notwithstanding the foregoing, the Investment Adviser agrees that the Portfolio Manager has full authority to trade based on its knowledge of the non-public portfolio holdings of the Segment or Portfolio in managing the Segment or Portfolio and other clients’ portfolios. Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public holdings of the Segment or the Portfolio that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy. The Investment Adviser hereby agrees to provide the Portfolio Manager with copies of any revised Disclosure of Portfolio Holdings Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto (or applicable excerpts of such agreements or amendments), from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements (or applicable excerpts of such agreements or amendments) that relate to compliance with the Fund’s Disclosure of Portfolio Holdings Policy.. The Portfolio Manager agrees to provide a certification with respect to compliance with Fund procedures as may be reasonably requested by the Fund from time to time. The Investment Adviser and the Fund acknowledge that the Portfolio Manager manages other accounts, including other mutual funds, following the same investment strategy as a Segment or Portfolio and that such accounts may have different portfolio holdings disclosure policies.”

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8.            Subsection 2(v) is deleted in its entirety and replaced with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by the Portfolio. The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

9.            The following is added as new subsection 2(y):

“ will (i) identify each position in a Segment or Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

10.          The following is added as new subsection 2(z):

“will promptly notify Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Segment or Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for a Segment or Portfolio. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Portfolio Manager agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

11.          The following is added as new subsection 2(aa):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Portfolio Manager will make available to the Fund and the Investment Adviser a summary of the Portfolio Manager’s BCP and of the results of any recent testing, and any other information about Portfolio Manager’s BCP that the Investment Adviser may reasonably request from time to time and that the Portfolio Manager, in its sole discretion, determines is not confidential proprietary information.”.”

12.          The following is added as new subsection 2(bb):

“will comply with all federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), that are applicable to the Portfolio Manager’s management of the Segment or Portfolio and, upon reasonable request, will provide a list

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of broker-dealers (including contact names and contact information) used to execute Segment or Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. The Portfolio Manager is liable to the Fund for losses, penalties, fines, or assessments brought against the Fund for failure to apply withholding taxes for payments sent to a broker that the Portfolio Manager transacts with on behalf of the Fund that is not FATCA compliant if such failure to apply withholding taxes is a direct result of the Portfolio Manager’s action or inaction. To the extent either party to a trade withholds tax from the payment of any amount in accordance with FATCA, the party withholding such tax shall not be obligated to reimburse the other party for such tax nor shall the other party be entitled to reimburse itself for such tax by means of offset against any amount it pays to the party that withheld such tax or by any other means. It is understood that the Portfolio Manager does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser.

13.        The following is added as new subsection 2(cc):

“will comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Portfolio Manager will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Portfolio Manager regarding the selection, quality, or rate of return of any specific investment or group of investments held by a Segment or Portfolio. In addition, the Portfolio Manager will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for a Segment or Portfolio. Notwithstanding the above, Portfolio Manager has no duty or obligation to inquire as to whether any person it is soliciting regarding selection, quality, or rate of return of any investments held by a Segment or Portfolio or any potential investments for a Segment or Portfolio is a Contract Holder or is considering becoming a Contract Holder. If, however, one of Portfolio Manager’s employees responsible for the day-to-day management of the Segment or the Portfolio is told by the person he or she is speaking with (including unsolicited communications) that the person is a Contract Holder or is considering becoming a Contract Holder, such employee will end the discussions with that person regarding any investments, will have no further discussions with that person regarding any investments, and will disregard the discussions when making investment decisions regarding any such investments, for a Segment or Portfolio. The Portfolio Manager represents and warrants that the Portfolio Manager has processes in place to prevent the employee(s) responsible for the day-to-day management of a Segment or Portfolio from investing in that Portfolio.”

14.          The following is added to the end of subsection (b) of Section 3, titled Confidential Treatment:

“To the extent a party discloses Confidential Information to a third party, as permitted herein, (other than Confidential Information required to be disclosed by law or regulatory

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authorities) such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 3(b) for any unauthorized disclosure of Confidential Information by such recipient third party. If any provision of this Sub-paragraph 3(b) conflicts with Sub-paragraph 2(m), the terms of Sub-paragraph 2(m) will apply.”

15.         Section 4, titled Disclosure about Portfolio Manager and Portfolio, is replaced in its entirety with the following:

“The Portfolio Manager represents that it has reviewed the current Registration Statement and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, about the Portfolio Manager or a Segment or Portfolio, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure about the Portfolio Manager or a Segment or Portfolio that the Portfolio Manager has provided to the Fund for inclusion in the Registration Statement, including any performance information the Portfolio Manager provides that is included in the Registration Statement, such portion of the Registration Statement contains as of the date hereof, and will contain as of the date of any Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Portfolio Manager further agrees to notify the Investment Adviser and the Fund immediately of any material fact about the Portfolio Manager and/or about a Segment or Portfolio, known to the Portfolio Manager that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement about the Portfolio Manager and/or a Segment or Portfolio contained therein that becomes untrue in any material respect. With respect to the disclosure about a Segment or Portfolio, the Portfolio Manager represents and agrees that the description in the Fund’s prospectus of a Segment’s or Portfolio’s investment goal, investment strategies and risks (the “Portfolio Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, is consistent with the manner in which the Portfolio Manager intends to manage a Segment or Portfolio, and the identification of risks is inclusive of all material risks known to the Portfolio Manager that are expected to arise in connection with the manner in which the Portfolio Manager intends to manage a Segment or Portfolio. The Portfolio Manager further agrees to notify the Investment Adviser and the Fund promptly in the event that the Portfolio Manager becomes aware that a Portfolio Description is inconsistent in any material respect with the manner in which the Portfolio Manager is managing a Segment or Portfolio, and in the event that the identified material risks are inconsistent in any material respect with the material risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager is managing a Segment or Portfolio. In addition, the Portfolio Manager agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of the Portfolio Manager who are responsible for the day-to-day management of a Segment’s or Portfolio’s assets.”

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16.         Section 10, titled Books and Records, is replaced in its entirety with the following:

“In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Portfolio Manager hereby agrees that all records which it maintains for a Segment or Portfolio(s) are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Portfolio Manager is required to maintain such records under applicable law, although the Portfolio Manager may, at its own expense, make and retain a copy of such records.”

17.         The first sentence in Section 18, titled Limitation of Liability is hereby deleted in its entirety and replaced with the following:

“A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of the state of Delaware.”

18.         The following is added to the end of Section 18, title Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

19.         Section 19, titled Notices, is replaced in its entirety with the following:

“All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)        if to the Portfolio Manager, to:

J.P. Morgan Investment Management Inc.

460 Polaris Parkway, 4th Floor

Westerville, OH 43082

Attention: –Jeffery Reedy

Email: jeffery.x.reedy@jpmorgan.com

Telephone number: 614-213-2094

(b)        if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

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Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)        if to the Fund, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767”

20.          Section 21(a), titled Miscellaneous, is hereby deleted in its entirety and replaced with the following:

“This Agreement shall be governed by the laws of Delaware without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any claims, suits, actions or proceedings arising out of or in any way relating to this Agreement, and hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties hereto irrevocably agree and acknowledge that this Agreement does not create any third party beneficiaries, whether express or implied.”

21.          The following is added as new Section 25, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Segment or Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Portfolio Manager reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Segment or Portfolio for which the Investment Adviser has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Segment or Portfolio, to then register and operate as a commodity pool operator on behalf of the Segment or Portfolio, or (b) if the Investment Adviser is registered as a commodity pool operator on behalf of a Segment or Portfolio, operate such Segment or Portfolio under an exclusion or exemption from registration with the CFTC.”

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22.        Pacific Select Fund (Massachusetts business trust assigns all of its duties and obligations under the Agreement to Pacific Select Fund (Delaware statutory trust).

23.        Pacific Select Fund (Delaware statutory trust) assumes all duties and obligations of Pacific Select Fund (Massachusetts business trust) under the Agreement.

24.        Portfolio Manager agrees to the assignment and assumptions related to the Reorganization of Pacific Select Fund a Massachusetts business trust to Pacific Select Fund a Delaware statutory trust.

Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jeffrey A. Reedy
Name: Jeffrey A. Reedy
Title: Vice President

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

PACIFIC SELECT FUND, a Massachusetts business trust

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC SELECT FUND, a Delaware statutory trust

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

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